Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Neuraxis, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Unit (1)(2)		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	457	(o)	—	—		—		—	—
Equity	Preferred stock, $0.0001 par value per share	457	(o)	—	—		—		—	—
Debt	Debt securities	457	(o)	—	—		—		—	—
Other	Warrants	457	(o)	—	—		—		—	—
Other	Units	457	(o)	—	—		—		—	—
Other	Rights	457	(o)	—	—		—		—	—
Unallocated (Universal) Shelf		457	(o)	—	—		$25,000,000	(3)	0.00015310	$3,827.5
Equity	Common stock, $0.0001 par value per share, to be offered by the Selling Stockholders	457	(c)	9,076,978	$2.515	(4)	$22,828,599.67		0.00015310	$3495.06
Total Offering Amounts							$47,828,599.67		0.00015310	$7,322.56
Total Fees Previously Paid										6,509.45
Total Fee Offsets										—
Net Fee Due										$813.11

(1) The proposed amount of the securities offered to be offered and registered by the registrant, maximum offering price per class of security to be offered by the registrant and maximum aggregate offering price per class of security to be offered by the registrant will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) This registration statement covers such indeterminate amount of shares of common stock and preferred stock, debt securities, warrants and rights of Neuraxis, Inc., as having an aggregate offering price not to exceed $25,000,000, to be offered by the registrant. The securities registered hereunder are to be issued from time to time at prices to be determined. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3) Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities in the above five rows (the “Shelf Securities”) to be registered. There is being registered hereby such indeterminate number of the securities of each identified class of Shelf Securities as may from time to time be issued at indeterminate prices. Shelf Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies.

(4) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Common Stock as reported on Nasdaq on February 3, 2025.